Dear Shareholders,

It has been a while since my last communication, so I wanted to provide an update on our progress. By most accounts, we have progressed rapidly and are executing our plans successfully. On the business side of things:

1.

We have begun building out our Business Development and Sales team with individuals who have vast experience in the MCT and cardiac monitoring market. We have made significant progress on the telecom side with AT&T becoming our preferred partner for telecom services for our solution. We are also building out additional strategic partnerships.

2.

We have a strong advisory board and board of directors that we will continue to build out over the next year.

3.

Our product has gotten great feedback from the small sample size of Cardiologists and Electrophysiologists that we have spoken to and we believe we will do very well once we enter the market. We have received great press and media coverage. The company has been featured twice in Forbes, in CB Insights, and in other major outlets. We aim to be a major thought leader in our industry.

On the regulatory side we are moving along well:

1.

We created our own variation of the ECG software and have received clearance on that. The clearance was received on October 13 for a Class II medical product, which speaks to the strong team we have here.

2.

We are in the middle of preparing our FDA filing for the hardware and expect to get this filed by the end of 2016.

Regarding corporate matters, we have been working on capital, developing an audience for the company, and getting our S-1 filing complete. Some details:

1.

We did a bridge capital round over the summer because summers are typically very slow. This was successful and oversubscribed.

2.

We are working on establishing a larger audience for our news. If you know anyone that is interested in healthcare related news, please let us know and we will happily add them to our mailing list. Alternatively, you can contact us at social@biotricity.com

3.

With regards to our former iMedical shareholders, we are working hard on getting the S-1 effective with the SEC. Although this can be an arduous process and we cannot control how long it will take, we have made it a priority.

As always, please contact us if you have any questions.

Thank you for your continued support,

Waqaas

Chairman and CEO